UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 30, 2015

MECKLERMEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-26393	06-1542480
(Commission File Number)	(IRS Employer ID Number)

50 Washington Street, Suite 902, Norwalk, CT 06854

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (203) 662-2800

__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 30, 2015, Mecklermedia Corporation (the “Company”) borrowed an additional $150,000 under its Secured Promissory Note with Drew Lane Holdings, LLC, a Delaware limited liability company. As previously disclosed on its Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 18, 2015 and as amended on July 8, 2015, the Company and its wholly owned subsidiaries, Mecklermedia.com Subsidiary Inc. and Inside Network, Inc., entered into a Secured Promissory Note and a Security Agreement with Drew Lane Holdings, pursuant to which Drew Lane Holdings agreed to lend to the Company up to $750,000 in one or more advances. Interest accrues on the outstanding amount of all advances at an annual rate of 8.00%. Interest only is due and payable on the last day of each month beginning April 30, 2015, and continuing on the last day of each month thereafter; and one final installment of all unpaid principal and all accrued but unpaid interest will be due and payable on March 31, 2018. The Company may prepay the note without prepayment penalty or premium. As of October 30, 2015, $400,000 remained outstanding.

The note will immediately become due and payable, at the option of Drew Lane Holdings, upon the occurrence of any event of default, including the failure to pay any amount payable under the note, an uncured failure to observe or perform any of the provisions under the note, the Company’s uncured default in the performance of its obligations under the Security Agreement, or specified events in respect of the Company’s dissolution, liquidation, or bankruptcy.

To induce Drew Lane Holdings to make the loan, and to secure the Company’s obligations under the note, the Company and its subsidiaries granted Drew Lane Holdings a security interest in the Company’s assets.

The description of the transactions described in this Item 2.03 does not purport to be complete and is qualified in its entirety by the terms of the Secured Promissory Note and Security Agreement, which are included as exhibits 10.72 and 10.73 to the Company’s Form 8-K filed with the SEC on March 18, 2015 and exhibit 10.74 to the Company’s Form 8-K filed with the SEC on July 13, 2015.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

MECKLERMEDIA CORPORATION

Date: November 4, 2015
/s/ Alan M. Meckler
Alan M. Meckler
Chairman and Chief Executive Officer

3